[COMPANY LOGO]

                VALHI, INC. COMPLETES SALE OF MEDITE TIMBERLANDS

           Dallas, Texas ... October 31, 1996 ... Valhi, Inc. (NYSE:VHI) announced that it has completed the previously announced sale of approximately 170,000 acres of Oregon timber and timberlands to Rogue Resources, LLC, an Oregon based partnership of forest product operators, for approximately $118 million in cash proceeds. The timber and timberlands are part of Valhi's building products business operated by Medite Corporation, a wholly owned subsidiary of Valcor, Inc., which is a wholly owned subsidiary of Valhi. Medite used approximately $53 million of the proceeds to pay down Medite bank debt in the U.S., and the balance is available for general corporate purposes.

           The previously announced sale of substantially all of the balance of Valhi's buildings products business to Sierra Pine, a California limited partnership, for the sale of Medite's Medford, Oregon medium density fiberboard manufacturing facility and Willamette Industries, Inc. (NASDAQ:WMTT) for the sale of Medite's Irish medium density fiberboard operations, respectively, are expected to close by the end of 1996.

           Valhi, Inc. is a major producer of titanium dioxide pigments, refined sugar and other products.